CONSULTING AGREEMENT AND GENERAL RELEASE
THIS CONSULTING AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of May 6, 2015, by and between DECKERS OUTDOOR CORPORATION, a Delaware corporation (the “Company”), and CONSTANCE RISHWAIN, an individual (“Executive”), and is effective as of July 31, 2015 (the “Separation Date”). The Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.Executive and the Company are parties to that certain Change of Control and Severance Agreement, dated as of January 1, 2010 (the “Severance Agreement”).
B.Executive and the Company desire to terminate the Severance Agreement, and further desire to terminate their employment relationship, in each case on the terms and subject to the conditions set forth in this Agreement.
C.Following the termination of Executive’s employment, the Company desires to retain Executive as an independent contractor to perform consulting services for the Company, and Executive is willing to perform such services, on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
In consideration of their mutual covenants, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Separation from Employment. Executive’s employment with the Company is terminated effective at the close of business on the Separation Date. Except as otherwise expressly set forth in this Agreement, all of Executive’s employment-related compensation and benefits, as well as roles and responsibilities, shall terminate on the close of business on the Separation Date. Executive understands that neither the Company nor any of its subsidiaries has any obligation to employ her at any point in the future.
2.Termination of Severance Agreement. The Severance Agreement is terminated effective immediately upon the effectiveness of this Agreement. This Agreement supersedes and replaces in full the Severance Agreement, which shall no longer be of any force and effect.
3.Benefits Paid Upon Termination of Employment. The Company shall:
(a)Accrued Base Salary. Pay Executive any base salary that has accrued but was not paid as of the Separation Date, less legally required withholding and payroll deductions;
(b)Accrued Vacation Payment. Pay Executive for unused vacation days accrued as of the Separation Date in an amount equal to Executive’s base salary multiplied by a fraction the numerator of which is the number of accrued unused vacation days and the denominator of which is 260, less legally required withholding and payroll deductions;

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(c)Reimbursable Expenses. Reimburse Executive for expenses reasonably incurred by her in connection with her employment with the Company during the period prior to the Separation Date;
(d)Benefit Plans and Programs. Provide to Executive any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs, together with any benefits required to be paid or provided under applicable law (to the extent not duplicative with the other payments and benefits addressed in this Section 3);
(e)Pro-Rated Cash Incentive Bonus. Pay Executive a pro-rated portion of any cash incentive bonus earned (or to be earned) with respect to the fiscal year beginning April 1, 2015 and ending March 31, 2016 (“fiscal 2016”) in accordance with the executive compensation policies and programs in effect on the Separation Date, based on Executive’s actual length of service to the Company during fiscal 2016 through the Separation Date, which amount shall be payable in a lump sum within thirty (30) days following the date on which the cash incentive bonus amount payable in respect of fiscal 2016 is finally determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), less legally required withholding and payroll deductions;
(f)Severance Payments. Commencing within thirty (30) days following the Separation Date, pay Executive severance equal to 12 months of Executive’s base salary (in effect on the Separation Date), less legally required withholding and payroll deductions, which amounts shall be paid on the regular monthly payroll dates of the Company in accordance with the Company’s payroll practices in effect on the Separation Date. Each installment payment made pursuant to this Section 3(f) shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code (the “Code”), including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). The obligation of the Company to make severance payments paid pursuant to this Section 3(f) shall cease and the Consulting Period (as defined in Section 4(a)) shall terminate (if not previously terminated) upon Executive’s acceptance of employment or other professional relationship with a competitor of the Company (defined as another company engaged in the footwear design or footwear retail business). For duties performed for the Company, or for services provided to any non-competitor third party as a full-time (or substantially full-time) employee or pursuant to another professional relationship during the twelve (12) months following the Separation Date, the severance payments paid pursuant to this Section 3(f) shall be mitigated on a dollar-for-dollar basis for any income received by Executive, provided, however, that any value attributable to the continued vesting of the 2007 LTIP (as defined in Section 5(a)) shall not constitute “income” for this purpose and shall not serve to mitigate the severance payments; and
(g)COBRA Benefits. To the extent Executive timely elects continued coverage under COBRA, the Company will pay COBRA group health insurance premiums for Executive and her eligible dependents, if applicable, until the earliest of (1) the first anniversary of the Separation Date, (2) the expiration of Executive’s eligibility for the continuation coverage under COBRA, (3) the date on which Executive becomes eligible for substantially equivalent health insurance coverage in connection with her employment by a third party (the period from the Separation Date until the earliest of the dates set forth in (1) through (3), the “COBRA Payment Period”).  If Executive becomes eligible for health insurance coverage under a new employer’s group health plan, or if she otherwise ceases to be eligible for COBRA coverage, she must immediately notify the Company, and the Company’s obligation to pay COBRA premiums shall immediately cease.  Notwithstanding the foregoing, if the

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Company determines, in its sole discretion, that it cannot pay the COBRA payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide Executive with taxable monthly payments in an amount equal to the premium amount for the first month of Executive’s COBRA coverage paid pursuant to this Section 3(g) (which amount shall be grossed up to the extent necessary to cover the applicable taxes), and such monthly payments shall be made through the remainder of the COBRA Payment Period. In the event of Executive’s death occurring during the COBRA Payment Period, the Company shall continue to make monthly payments to Executive’s spouse for the benefit of her eligible dependents in accordance with the foregoing sentence.
4.Consulting Agreement. Upon Executive’s execution of this Agreement, the Company agrees to retain Executive as an independent contractor, and in consideration of Company’s payment of the amounts set forth in Section 4(b) below and elsewhere in this Agreement, the Executive agrees to provide consulting services for the Company, on the terms and subject to the conditions set forth in this Agreement.
(a)    Retention of Consultant. The Company agrees to retain Executive as a consultant from the Separation Date until December 31, 2016, unless earlier terminated in accordance with Section 4(c) (the period from the Separation Date until the date of termination of this Agreement, the “Consulting Period”).
(b)    Scope of Consulting Services. In consideration of the severance payments set forth in Section 3(f), the continued COBRA benefits set forth in Section 3(g), the continued vesting under 2007 LTIP Agreements (as defined in Section 5(a)) and vesting of a “pro rata portion” of the nonvested stock units under the 2013 NSU Agreement (as defined in Section 5(d)), and the other benefits conveyed to Executive pursuant to this Agreement, Executive shall provide consulting services to the Company within her areas of expertise upon request by the Company.  The Company anticipates that Executive will provide consulting services at the request of, and subject to the direction of, the Company’s Chief Executive Officer (or any executive officer operating at the direction of the Chief Executive Officer). The Company anticipates that the consulting services to be provided by Executive shall include, but not be limited to, responding to questions relating to Executive’s areas of expertise and assisting with the transition of her duties and responsibilities. Executive agrees to exercise the highest degree of professionalism and to fully utilize her expertise and talents in performing these consulting services.  Executive agrees to generally make herself available to perform the consulting services during regular business hours throughout the Consulting Period.
(c)    Term and Termination. The Consulting Period shall end on the earliest to occur of the following: (1) December 31, 2016, (2) fifteen (15) days following the delivery of written notice by Executive, (3) immediately upon the Company delivering written notice to Executive of an uncured material breach of any of her obligations hereunder, or an uncured material breach of any of her obligations under the Confidentiality Agreement (as defined in Section 4(g)) or (4) the termination of the Consulting Period pursuant to Section 3(f). Prior to delivering written notice of termination to Executive for an uncured material breach of any of her obligations under this Agreement or the Confidentiality Agreement, the Company shall provide Executive with written notice setting forth the material breach and allow a fifteen (15) day cure period during which Executive may cure the material breach. Upon termination of the Consulting Period pursuant to Section 4(a) or this Section 4(c),

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Executive’s “Continuous Service” shall immediately terminate for purposes of the 2007 LTIP (as defined in Section 5(a)).
(d)    Consulting Fees. Executive will not charge the Company any separate consulting fees, other than the benefits provided to Executive as set forth in this Agreement, for the services she will render to the Company during the Consulting Period.
(e)    Reimbursement of Expenses. Executive agrees to seek advance written approval from the Company’s Chief Executive Officer prior to incurring any expenses for which she will seek reimbursement in connection with consulting services rendered pursuant to this Agreement. The Company agrees to respond within five (5) business days following a written request from Executive and agrees to be reasonable in approving any reasonable request for reasonable expense reimbursement. Any failure to respond shall be deemed to be pre-approval of such reasonable expenditure by Executive, provided that express approval by the Company is required for reimbursements in excess of five hundred dollars ($500).
(f)    Independent Contractor. Executive understands and agrees that: (1) her relationship with the Company during the Consulting Period is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship, (2) except as specifically provided in this Agreement, she will not be entitled to any of the compensation or benefits that the Company or any of its subsidiaries may make available to its officers or employees, including, but not limited to, paid vacation, sick leave, group health or life insurance, profit-sharing or retirement benefits, (3) neither the Company nor any of its subsidiaries will be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, or obtaining worker’s compensation insurance for Executive, (4) she will have no responsibilities to or responsibilities on behalf of the Company or any of its subsidiaries other than as specifically provided in this Section 4, and (5) she is not permitted to represent the Company or any of its subsidiaries in any manner whatsoever to any third party unless expressly authorized to do so by the Company’s Chief Executive Officer (or any executive officer operating at the direction of the Chief Executive Officer).
(g)    Confidentiality Agreement. Executive agrees that the Trade Secret and Confidentiality Agreement, entered into by and between Executive and the Company (the “Confidentiality Agreement”), shall expressly survive the termination of Executive’s employment, and shall continue to restrict the use of confidential information of the Company received by Executive while performing consulting services to the Company during the Consulting Period. Executive agrees to continue to comply with each of the provisions of the Confidentiality Agreement during the Consulting Period. Executive acknowledges that a material breach of the Confidentiality Agreement may result in the termination of this Agreement.
5.Treatment of Outstanding Equity Awards
(a)    2007 LTIP. On May 9, 2007, the Company granted Executive (1) an aggregate of 75,000 stock appreciation rights (post three-for-one stock split paid on July 2, 2010) pursuant to a Stock Appreciation Rights Award Agreement (Level 2 Award) under the 2006 Plan (the “2007 SAR LTIP Agreement”), and (2) an aggregate of 10,500 restricted stock units (post three-for-one stock split paid on July 2, 2010) pursuant to a Restricted Stock Unit Award Agreement (Level 2 Award) under the 2006 Plan (the “2007 RSU LTIP Agreement”, and, collectively with the 2007 SAR LTIP Agreement,

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the “2007 LTIP Agreements”). The stock appreciation rights and restricted stock units granted pursuant to the 2007 LTIP Agreements are collectively referred to as the “2007 LTIP.” The 2007 LTIP vests subject to the achievement of long-term performance objectives and service conditions, as set forth in the 2007 LTIP Agreements. In the event that the performance objectives and services conditions are met, the 2007 LTIP will vest 80% on December 31, 2015 and 20% on December 31, 2016. During the Consulting Period, Executive shall continue to perform “Continuous Service” to the Company for purposes of the 2007 LTIP Agreements. Upon termination of the Consulting Period, Executive’s “Continuous Service” shall immediately terminate for purposes of the 2007 LTIP Agreements. The Compensation Committee shall have the sole authority to administer and interpret the 2007 LTIP Agreements, including, without limitation, determining whether the performance objectives have been achieved and whether the Consulting Period has been terminated in accordance with Section 4(a).
(b)    2012 NSU. On March 29, 2012, the Company granted Executive an aggregate of 10,000 nonvested stock units pursuant to a Stock Unit Award Agreement under the 2006 Plan (the “2012 NSU Agreement”). Notwithstanding the definition of “Continuous Service” set forth in the 2012 NSU Agreement, the provision of consulting services during the Consulting Period in accordance with Section 4 shall not constitute “Continuous Service” for purposes of the 2012 NSU Agreement. As a result, effective immediately upon Executive’s termination of employment, the 2012 NSU Agreement shall be cancelled and all of Executive’s rights thereunder, including, without limitation, the right to receive any restricted stock units on the conditions set forth therein, shall be irrevocably forfeited.
(c)    2012 LTIP. On May 24, 2012, the Company granted Executive a maximum of 29,334 restricted stock units pursuant to a Restricted Stock Unit Award Agreement under the 2006 Plan (the “2012 LTIP Agreement”). Notwithstanding the definition of “Continuous Service” set forth in the 2012 LTIP Agreement, the provision of consulting services during the Consulting Period in accordance with Section 4 shall not constitute “Continuous Service” for purposes of the 2012 LTIP. As a result, effective immediately upon Executive’s termination of employment, the 2012 LTIP Agreement shall be cancelled and all of Executive’s rights thereunder, including, without limitation, the right to receive any restricted stock units on the conditions set forth therein, shall be irrevocably forfeited.
(d)    2013 NSU. On March 29, 2013, the Company granted Executive an aggregate of 12,000 nonvested stock units pursuant to a Stock Unit Award Agreement under the 2006 Plan (the “2013 NSU Agreement”). The nonvested stock units granted pursuant to the 2013 NSU Agreement are referred to as the “2013 NSU Award.” The 2013 NSU Award vests, and the right to receive shares of the Company’s common stock pursuant to the nonvested stock units shall be based upon, the achievement by the Company of the performance criteria set forth in the 2013 NSU Agreement, provided that Executive shall have provided “Continuous Service” to the Company through the applicable vesting dates (i.e., December 15, 2014, December 15, 2015 and December 15, 2016). Notwithstanding the definition of “Continuous Service” set forth in the 2013 NSU Agreement, the provision of consulting services during the Consulting Period in accordance with Section 4 shall not constitute “Continuous Service” for purposes of the 2013 NSU Agreement. However, in accordance with the terms of the 2013 NSU Agreement, the termination of Executive’s employment shall constitute a “Termination of Service without Cause” for purposes of the 2013 NSU Agreement effective as of the Separation Date, resulting in a “pro rata portion” of the nonvested stock units vesting upon the Separation Date, subject to the achievement by the Company of the performance criteria set forth therein. The Compensation Committee shall have the sole authority to administer and interpret the 2013 NSU Award, including,

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without limitation, determining whether the performance criteria have been achieved and the calculation of the pro rata portion of the nonvested stock units to be vested pursuant to the 2013 NSU Award.
(e)    2013 LTIP. On December 13, 2013, the Company granted Executive a maximum of 16,500 restricted stock units pursuant to a Restricted Stock Unit Award Agreement under the 2006 Plan (the “2013 LTIP Agreement”). Notwithstanding the definition of “Continuous Service” set forth in the 2013 LTIP Agreement, the provision of consulting services during the Consulting Period in accordance with Section 4 shall not constitute “Continuous Service” for purposes of the 2013 LTIP Agreement. As a result, effective immediately upon Executive’s termination of employment, the 2013 LTIP Agreement shall be cancelled and all of Executive’s rights thereunder, including, without limitation, the right to receive any restricted stock units on the conditions set forth therein, shall be irrevocably forfeited.
(f)    2014 NSU. On June 27, 2014, the Company granted Executive an aggregate of 4,650 nonvested stock units pursuant to a Stock Unit Award Agreement under the 2006 Plan (the “2014 NSU Agreement”). Notwithstanding the definition of “Continuous Service” set forth in the 2014 NSU Agreement, the provision of consulting services during the Consulting Period in accordance with Section 4 shall not constitute “Continuous Service” for purposes of the 2014 NSU Agreement. As a result, effective immediately upon Executive’s termination of employment, the 2014 NSU Agreement shall be cancelled and all of Executive’s rights thereunder, including, without limitation, the right to receive any restricted stock units on the conditions set forth therein, shall be irrevocably forfeited.
(g)    2014 LTIP. On September 18, 2014, the Company granted Executive a maximum of 12,238 restricted stock units pursuant to a Restricted Stock Unit Award Agreement under the 2006 Plan (the “2014 LTIP Agreement”). Notwithstanding the definition of “Continuous Service” set forth in the 2014 LTIP Agreement, the provision of consulting services during the Consulting Period in accordance with Section 4 shall not constitute “Continuous Service” for purposes of the 2014 LTIP Agreement. As a result, effective immediately upon Executive’s termination of employment, the 2014 LTIP Agreement shall be cancelled and all of Executive’s rights thereunder, including, without limitation, the right to receive any restricted stock units on the conditions set forth therein, shall be irrevocably forfeited.
(h)    No Additional Unvested Equity Awards. Except as described in this Section 5, there are no equity awards granted to Executive by the Company that remain outstanding and unvested as of the date on which this Agreement is made and entered into, including, without limitation, any restricted stock awards, stock option awards, restricted stock unit awards, stock appreciation rights or long-term incentive plan awards.
(i)    No Restrictions on Exercise. Nothing in this Section 5 shall limit the ability of Executive to exercise any vested and unexercised equity awards granted to Executive by the Company, including any restricted stock unit awards or stock appreciation rights, to the extent such awards remain outstanding on the Separation Date, provided, that such awards are exercised in accordance with the terms of the 2006 Plan and the award agreements pursuant to which such awards were granted.
(j)    Deferred Compensation. Prior to her termination, Executive was an eligible participant in the Company’s deferred compensation programs. Executive’s right to receive payments pursuant to the deferred compensation programs shall not be affected by the termination of her employment. In addition, the payment by the Company to Executive of amounts deferred pursuant to

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the deferred compensation programs shall not constitute “income received by Executive for duties performed for the Company” for purposes of Section 3(f) of this Agreement and shall not serve to mitigate the amount of any severance payments paid pursuant to that section.
6.    Release of Claims.
(a)    General Release. In exchange for the payments and other benefits provided to Executive as set forth in Section 3, and for other good and valuable consideration provided by the Company to Executive, Executive hereby waives and releases all claims, liabilities and obligations, whether known or unknown, which she has or might otherwise have had against the Company, including itself and its current and former parent, subsidiaries, and related entities, and any of their respective current or former officers, directors, stockholders, members, employees, agents, attorneys, representatives, successors and assigns (hereinafter, collectively referred to as the “Released Parties”), arising prior to the date on which this Agreement is made and entered into, including, but not limited to, all claims regarding any aspect of her employment by the Company or any subsidiary, any compensation or benefits paid by or received from, or equity awards made by, the Company or any subsidiary, the termination of her employment with the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the WARN Act, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code, the Executive Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, and/or any other cause of action whatsoever that arose on or prior to the date on which this Agreement is made and entered into.
(b)    Section 1542 Waiver. It is further understood and agreed that, as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Executive. Such section reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Notwithstanding Section 1542, for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in her favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
(c)    Effectiveness of Release. In accordance with the Older Workers Benefit Protection Act, Executive hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which she might otherwise have had against the Released Parties. Executive acknowledges that the consideration given for this waiver is in addition to anything of value to which Executive is already entitled. Executive is hereby advised that she has twenty-one (21) days in which to consider and accept this Agreement by signing and returning this Agreement to the Company’s Chief Executive Officer

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(although Executive may voluntarily choose to sign and return the Agreement sooner). In addition, Executive has a period of seven (7) days following her execution of this Agreement in which she may revoke the Agreement. If Executive does not advise the Chief Executive Officer by a writing received within such seven (7) day period of Executive’s revocation of her acceptance of the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven (7) day period.
(d)    No Admissions. This Agreement shall not be construed as an admission by the Company of any improper, wrongful or unlawful actions, or any other wrongdoing against Executive, and the Company specifically disclaims any liability to or wrongful acts against Executive on the part of itself, its officers, directors, employees, agents, attorneys or representatives.
7.    Executive’s Representations.  Executive represents and warrants to the Company that: (a) she has received all compensation and benefits owed to her by the Company through the Separation Date, including any and all wages, bonuses, cash incentive awards, restricted stock awards, stock option awards, restricted stock unit awards, long-term incentive plan awards, deferred compensation, earned but unused vacation, reimbursable business expenses, and any other payments, benefits, or other compensation of any kind or nature to which she was or may have been entitled from the Company or any of its subsidiaries, (b) she has the full legal right and authority to execute this Agreement, and to perform the obligations required of her under this Agreement and the Confidentiality Agreement, (c) neither the execution and delivery of this Agreement nor the performance of Executive’s duties hereunder or under the Confidentiality Agreement violates or conflicts with the provisions of any other agreement or understanding to which she is a party or by which she is bound, and (d) she is signing this Agreement voluntarily and with a full understanding of and agreement with its terms.
8.    Section 409A. Notwithstanding anything herein to the contrary, to the extent (a) any amount or benefit payable to Executive pursuant to Section 3 is treated as non-qualified deferred compensation subject to Section 409A of the Code, (b) Executive is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (c) the Company determines that delayed commencement of any portion of the amounts payable to Executive pursuant to Section 3 is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of Executive’s payments and/or benefits described in Section 4 shall not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the Separation Date, (2) the date of Executive’s death, or (3) such earlier date as is permitted under Section 409A.  Upon the expiration of the applicable Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive on the first day following such expiration, and any remaining payments due under Section 3 shall be paid as otherwise provided herein. Notwithstanding anything in this Section 8 to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 3 shall be made in reliance upon the Section 409A Safe Harbor Limit and/or the exception for short-term deferrals (as set forth in Treasury Regulation Section 1.409A-1(b)(4)). For purposes of this Agreement, “Section 409A Safe Harbor Limit” will mean an amount equal to two (2) times the lesser of (x) Executive’s annual rate of compensation for the taxable year immediately preceding the taxable year in which the Separation Date occurs, and (y) the dollar amount in effect under Section 401(a)(17) of the Code for the taxable year in which the Separation Date occurs, in each case as determined in accordance with Treasury Regulation §1.409A-1(b)(9)(iii).

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9.    Return of Company Property. By no later than the close of business on the Separation Date, Executive shall return to the Company all Company documents, information and property (including any copies thereof) in her possession or control. Executive agrees to make a diligent search to locate any such documents, information or property within the timeframe referenced above. Executive acknowledges that compliance with this Section 9 is an express condition to Executive receiving payments and other benefits in accordance with Section 3.
10.    Confidentiality. The provisions of this Agreement will be held in confidence by Executive and the Company and will not be publicized or disclosed in any manner whatsoever, provided, however, that: (a) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, and financial advisors, (b) the Company may disclose this Agreement as necessary to fulfill legally required corporate reporting or disclosure requirements (as determined by the Company in its sole discretion), and (c) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
11.    Indemnification.
(a)    Executive. Executive agrees to indemnify and hold harmless the Company and its subsidiaries and related entities, and each of their respective officers, directors, stockholders, members, employees, agents, attorneys, representatives, successors and assigns, from and against any and all losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising, directly or indirectly, in connection with or as a result of (a) any grossly negligent, reckless or intentionally wrongful act of Executive or Executive’s agents, attorneys or representatives, (b) a determination by a court or agency that Executive is not an independent contractor, (c) any material breach by Executive or Executive’s agents, attorneys or representatives of any of the covenants or agreements contained in this Agreement or the Confidentiality Agreement, or (d) any failure of Executive to perform the consulting services in accordance with this Agreement.
(b)    Company. The Company agrees that the Indemnification Agreement, entered into by and between Executive and the Company (the “Indemnification Agreement”), shall expressly survive the termination of Executive’s employment, and that the Company shall indemnify Executive on the terms and subject to the conditions set forth in the Indemnification Agreement.
12.    Nonsolicitation. To the fullest extent permitted under applicable law, from the date on which this Agreement is made and entered into until twelve (12) months after the termination of the Consulting Period, Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit any of the Company’s employees to leave their employment.
13.    Nondisparagement. During the Consulting Period and thereafter, Executive agrees not to disparage the Company or any of its current or former officers, directors or employees in any manner that is or is reasonably likely to be harmful to them or their business, business reputation or personal reputation, provided, however, that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process. During the Consulting Period and thereafter, the Company agrees not to disparage Executive in any manner that is or is reasonably likely to be harmful to her, her business reputation or personal reputation, provided, however, that Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

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14.    Cooperation. Executive agrees to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. The Company agrees to reimburse Executive for reasonable out-of-pocket expenses actually incurred in connection with any such cooperation.
15.    Miscellaneous.
(a)    Successors; Binding Agreement.  This Agreement will be binding upon any successor to the Company and will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.
(b)    Modification; No Waiver.  This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto.  No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the Party charged with such waiver or estoppel.  No such written waiver will be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any other term or condition.
(c)    Severability.  The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements will not affect the validity or enforceability of any other covenant or agreement contained herein.
(d)    Notice.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid or (c) sent by next-day or overnight mail or delivery, using the following contact information:

If to Executive:	Constance Rishwain On Record
If to the Company:	Deckers Outdoor Corporation
250 Coromar Drive
Goleta, CA 93117
Attn: Chief Executive Officer

or, in each case, using such other contact information as may be specified in writing to the other Parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or

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registered mail, on the seventh (7th) business day after the mailing thereof or (y) if by next-day or overnight mail or delivery, on the day delivered.
(e)    Assignment.  This Agreement and any rights hereunder will not be assignable by either Party without the prior written consent of the other Party except as otherwise specifically provided for herein.
(f)    Entire Understanding.  This Agreement constitutes the entire understanding between the Parties hereto and no agreement, representation, warranty or covenant has been made by either Party except as expressly set forth herein.
(g)    Governing Law.  This Agreement will be construed in accordance with the laws of the State of California, without regard to the conflict of law provisions thereof, with venue proper only in the County of Santa Barbara, California.
(h)    Payment of Legal Fees. If any action or proceeding is brought by either Party to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorney’s fees, in addition to any other relief to which such Party may be entitled.
(i)    Independent Legal Counsel. Executive acknowledges that the Company has advised Executive to consult with independent legal counsel of Executive’s choosing prior to executing this Agreement. Executive acknowledges that she has had the time and opportunity to be represented by independent legal counsel during the negotiation and execution of this Agreement, and that she has either been represented to her satisfaction or has chosen not to be so represented.
(j)    Arbitration.
(i)    Agreement to Arbitrate. The Parties hereto agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration, unless otherwise required by law, to be held in Santa Barbara, California.
(ii)    Covered Claims. The claims covered by this provision include, but are not limited to, claims for: wrongful termination; breach of any contract or covenant, express or implied; breach of any duty owed to Executive by the Company or to the Company by Executive; personal, physical or emotional injury; fraud, misrepresentation, defamation, and any other tort claims; wages or other compensation due; penalties; benefits; reimbursement of expenses; discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, color, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; retaliation; violation of any local, state, or federal constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to Title VII of the Civil Rights Act of 1964 (“Title VII”), Age Discrimination in Employment Act of 1967 (“ADEA”), Americans With Disabilities Act (“ADA”), Fair Labor Standards Act (“FLSA”), Executive Retirement Income Security Act (“ERISA”), Immigration Reform and Control Act, Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Family and Medical Leave Act (“FMLA”), California Fair Employment and Housing Act (“FEHA”), California Family Rights Act (“CFRA”), California Labor Code, California Civil Code, and the California Wage Orders. This Agreement shall not apply to any dispute if an agreement to arbitrate such dispute is prohibited by law.

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(iii)    Arbitration Process. The Parties further agree that any arbitration shall be conducted before one neutral arbitrator selected by the parties and shall be conducted under the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect. Executive may obtain a copy of the AAA Rules by accessing the AAA website at www.adr.org., or by requesting a copy from the President of the Company. By signing this Agreement, Executive acknowledges that he has had an opportunity to review the AAA Rules before signing this Agreement. The arbitrator shall have the authority to order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator is authorized to award any remedy or relief available under applicable law that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in a court. Nothing in this Agreement shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure (“CCP”) section 1281.8, including, but not limited to, injunctive relief from a court of competent jurisdiction. The arbitrator shall have the authority to provide for the award of attorney’s fees and costs if such award is separately authorized by applicable law. Executive shall not be required to pay any cost or expense of the arbitration that he would not be required to pay if the matter had been heard in a court. The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise. The arbitrator shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.
(iv)    The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.
(v)    EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EXECUTIVE’S CURRENT AND FORMER RELATIONSHIP WITH THE COMPANY, INCLUDING BUT NOT LIMITED TO, CLAIMS OF HARASSMENT, DISCRIMINATION, WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS.
(k)    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement and any Party hereto may execute this Agreement by signing any such counterpart. This Agreement shall be binding upon Executive and the Company at such time as the Agreement, in counterpart or otherwise, is executed by Executive and the Company.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Consulting Agreement and General Release as of the day and year first above written.

COMPANY:
DECKERS OUTDOOR CORPORATION
By:	/s/ Angel Martinez
Angel Martinez
Chief Executive Officer
EXECUTIVE:
/s/ Constance Rishwain Constance Rishwain

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